FORM 3             U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                 Utility Holding Company Act of 1935 or Section
                                  30(f) of the
                         Investment Company Act of 1940

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

1.Name and Address of Reporting Person*  2. Date of Event       4.Issuer Name and Ticker or Trading Symbol
                                            Requiring Statement
Vanderkam & Sanders                        (Month/Day/Year)
                                              7/19/02              Pitts and Spitts, Inc.         PSPP

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(Last)                                  3.IRS or Social Security    5.Relationship of Reporting Person to Issuer  6.If Amendment,
                                          Number of Reporting         (Check all applicable)                       Date of Original
                                          Person (Voluntary)               Director      X   10% Owner             (Month/Day/Year)
                                                                      -----             -----
                                          76-0126473                       Officer (give      Other        7.Individual or
                                                                      ----- title below) -----              Joint Group Filing
                                                                                        (Specify below)   (Check applicable line)

                                                                                                               Form filed by one
                                                                                                         ------reporting person


                                                                                                            X   Form filed by more
                                                                                                          ------than one person

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(Street)
440 Louisiana
Suite 475
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(City)  Houston                (State)  Table I - Non-Derivative Securities Beneficially Owned
(Zip)
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1. Title of Security                    2.Amount of Securities      3. Ownership Form:                    4. Nature of Indirect
    (Instr. 4)                             Beneficially Owned           Direct (D) or Indirect (I)           Beneficial Ownership
                                          (Instr. 4)                    (Instr. 5)                          (Instr. 5)
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Common Stock                                 400,000 Shares                     Direct
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v). (Over)

FORM 3 (continued)  Table II - Derivative  Securities  Beneficially  Owned (e.g.
                    puts, calls, warrants, options, convertible securities)


---------------------------------- ------------------------- ---------------------------------- ------------------- ----------------
1.Title of Derivative Security     2.Date Exercisable and    3.Title and Amount of Securities   4. Conversion or    5.Ownership
   (Instr. 4)                         Expiration Date           Underlying Derivative Security      exercise Price     Form of
                                     (Month/Day/Year)           (Instr. 4)                          of Derivative      Derivative
                                                                                                    Security           Security:
                                                                                                                       Direct (D) or
                                                                                                                       Indirect (I)
                                                                                                                      (Instr. 5)
---------------------------------- -------------- ---------- --------------- ------------------ ------------------ -----------------

                                                                                Amount or
                                   Date           Expiration      Title         Number of
                                   Exercisable    Date                          Shares
---------------------------------- -------------- ---------- --------------- ---------------  ------------------- ------------------

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                                                                                                         6. Nature of
                                                                                                            Indirect
                                                                                                            Beneficial
 Explanation of Responses:                                                                                  Ownership
                                                                                                            (Instr. 5)
                                                                                                            -------------
                                           /s/ Vanderkam & Sanders                      8-28-02
                                        --------------------------------               ---------
                                        **Signature of Reporting Person                 Date


Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure. ---

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. --- 78ff(a).